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                                                                    EXHIBIT 99.1
                                                                     Aksys, Ltd.
                                                              Two Marriott Drive
                                                         Lincolnshire, IL 60069

[LOGO OF AKSYS]

CONTACTS;
Lawrence II.N. Kinet                                  Dennis N. Cavender
Chairman and CEO                                      Vice President and CFO
Aksys, Ltd.                                           Aksys, Ltd.
(847) 229-2222                                        (847) 229-2222

FOR IMMEDIATE RELEASE
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     AKSYS, LTD. ADOPTS A PREFERRED SHARE PURCHASE RIGHTS PLAN

LINCOLNSHIRE, IL, OCTOBER 30, 1996--Aksys, Ltd. (Nasdaq/NNM: AKSY), a leader in the development of personal hemodialysis products and services, today announced that its Board of Directors, at an October 28, 1996 meeting, adopted a stockholder rights plan and declared a dividend to be made to stockholders of record on November 8, 1996 of one preferred share purchase right on each outstanding share of the Company's common stock. Each such right will entitle a stockholder to buy one one-thousandth of a share of a new series of junior participating preferred stock for an exercise price of $85.00.

The stockholder rights plan was adopted to preserve for the stockholders of the Company the long-term value of the Company in the event of a takeover of the Company or the purchase of a significant block of common stock of the Company and to protect the Company and its stockholders against coercive takeover tactics.

The rights will become exercisable only if a person acquires, or announces a tender offer for, 15% or more of the Company's common stock (with certain exceptions). Prior to the time the rights become exercisable, the rights will be evidenced by the certificates representing shares of common stock of the Company and will be transferable only in connection with the transfer of shares of common stock. If a person acquires 15% of the Company's common stock, each right will entitle the holder thereof to purchase for an exercise price of $85.00 (subject to adjustment) shares of the Company's common stock having a market value of twice such exercise price, valued as of the date of occurrence of such triggering event, subject to the right of the Company to exchange the rights for common stock of the Company on a one-for-one basis.

The Company will be entitled to redeem the rights at $0.01 per right at any time before public disclosure that a 15% position has been acquired. The rights will expire on October 28, 2006, unless previously redeemed or exercised. The distribution of the rights will not be a taxable event to stockholders.

Aksys, Ltd. is developing hemodialysis products and services for patients suffering from kidney failure. These products and services include the Company's lead product in development, the Aksys PHD/TM/ Personal Hemodialysis System, designed to improve clinical outcomes of patients, reducing mortality, morbidity and the associated high cost of patient care. The PHD approach to the treatment of kidney dialysis patients is simple: more dialysis is better than less; daily treatment is better than less frequent treatment; and alternate sites, such as the patient's home or a self-care clinic, are preferable locations to perform chronic therapy.

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Telephone:(847)229-2020 . Facsimile:(847)229-2080 . R&D Facsimile:(847)229-2081